Exhibit 99.1

PORT ANGELES, Wash., Oct. 26, 2023 (GLOBE NEWSWIRE)

First Northwest Bancorp Reports Third Quarter 2023 Earnings

Matthew P. Deines, President and CEO, comments on financial results:

"The Company continues to manage through this historic interest rate environment by remaining focused on deepening existing relationships and acquiring new customers," said Matthew P. Deines, President and CEO. "We are also maintaining our commitment to reducing non-interest expense, which bore out in lower operating expenses and an improved efficiency ratio this quarter compared to the linked quarter. We celebrated our 100th anniversary in style during the quarter at an event in Port Angeles, which highlighted our history, strength and commitment to our communities. We also enjoyed great music, culture and food with friends and family."

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on November 24, 2023, to shareholders of record as of the close of business on November 10, 2023.

FINANCIAL HIGHLIGHTS	3Q 23	2Q 23	3Q 22	x	YTD Highlights
OPERATING RESULTS (in millions)					●	Deposit growth year-to-date of $93.5 million
Net income	$2.5	$1.8	$4.3		▪	Retail growth $57.8 million, or 4.0%
Pre-provision net interest income	15.0	16.0	18.2		▪	Brokered growth $35.7 million, or 26.7%
Noninterest expense	14.4	15.2	15.4
Total revenue, net of interest expense*	17.9	17.7	20.5		●	Loan growth year-to-date of $87.4 million,
PER SHARE DATA						or 6%
Basic and diluted earnings	$0.28	$0.20	$0.47
Book value	16.20	16.56	15.69		●	Deposit insurance coverage update:
Tangible book value *	16.03	16.39	15.50		▪	Estimated uninsured business and
BALANCE SHEET (in millions)						consumer deposits totaling $257.3 million,
Total assets	$2,154	$2,163	$2,091			or approximately 16% of total deposits
Total loans	1,635	1,638	1,537			40% of uninsured in urban areas
Total deposits	1,658	1,653	1,605			60% of uninsured in rural areas
Total shareholders' equity	156	160	157		▪	Estimated uninsured public fund deposits
ASSET QUALITY						to total deposits of 7% (fully collateralized)
Net charge-off ratio	0.30%	0.10%	0.06%		▪	Estimated insured deposits to total
Nonperforming assets to total assets	0.11	0.12	0.17			deposits of 77%
Allowance for credit losses on loans					▪	Available borrowing capacity to
to total loans	1.04	1.06	1.06			uninsured deposits of 115%
Nonperforming loan coverage ratio	714	677	463
SELECTED RATIOS					●	Liquidity is closely monitored with ample
Return on average assets	0.46%	0.34%	0.85%			on and off balance sheet liquidity with
Return on average equity	6.17	4.41	10.12			coverage of uninsured deposits at 1.3x.
Return on average tangible equity *	6.23	4.47	10.23
Net interest margin	2.97	3.25	3.88		●	Asset quality:
Efficiency ratio	80.52	86.01	74.86			Credit metrics remain stable. Past due and
Bank common equity tier 1 (CETI) ratio	13.43	13.10	13.13			nonperforming balances remain low.
Bank total risk-based capital ratio	14.38	14.08	14.16

* See reconciliation of Non-GAAP Financial Measures later in this release.

First Northwest Bancorp (Nasdaq: FNWB) ("First Northwest" or "Company") today reported quarterly net income of $2.5 million for the third quarter of 2023, compared to $1.8 million for the second quarter of 2023, and $4.3 million for the third quarter of 2022. Basic and diluted earnings per share were $0.28 for the third quarter of 2023, compared to $0.20 for the second quarter of 2023, and $0.47 for the third quarter of 2022. In the third quarter of 2023, the Company generated a return on average assets ("ROAA") of 0.46%, a return on average equity ("ROAE") of 6.17%, and a return on average tangible common equity* of 6.23%. Results in the third quarter of 2023 are reflective of higher noninterest income and lower noninterest expense, partially offset by higher funding costs. Income before provision for income taxes was $3.1 million for the current quarter, compared to $2.2 million for the preceding quarter, an increase of $931,000, or 42.8% and decreased $1.3 million compared to $4.4 million for the third quarter of 2022.

Net Interest Income

Total interest income increased $360,000 to $25.8 million for the third quarter of 2023, compared to $25.5 million in the previous quarter, and increased $5.0 million from $20.9 million in the third quarter of 2022. Interest income increased in the current quarter due to an increased volume of loans and higher yields on investments and interest-earning deposits in banks. Interest and fees on loans increased year-over-year, as the Company's banking subsidiary, First Fed Bank ("First Fed" or "Bank"), grew the loan portfolio through draws on new and existing lines of credit, originations of multi-family real estate loans and auto and manufactured home loan purchases. Northpointe Mortgage Purchase Program ("Northpointe MPP") participation also provided additional loan interest income. Loan yields increased over the prior year due to higher rates on new originations as well as the repricing of variable rate loans tied to the Prime Rate or other indices.

Total interest expense was $10.9 million for the third quarter of 2023, compared to $9.5 million in the second quarter of 2023 and $2.7 million in the third quarter a year ago. Current quarter interest expense was higher due to a 31 basis point increase in the cost of deposits to 1.85% at September 30, 2023, from 1.54% at the prior quarter end. The increase over the third quarter of 2022 was the result of a 153 basis point increase in the cost of deposits from 0.32% in the third quarter one year ago, along with higher volumes and rates paid on short-term FHLB advances and certificates of deposit ("CDs"). A shift in the deposit mix from transaction and money market accounts to a higher volume of savings accounts and CDs, primarily promotional, resulted in higher costs of deposits. Measured reliance on brokered CDs also contributed to additional deposit costs.

Net interest income before provision for credit losses for the third quarter of 2023 decreased 6.5% to $15.0 million, compared to $16.0 million for the preceding quarter, and decreased 17.9% from the third quarter one year ago.

The Company recorded a $371,000 provision for credit losses in the third quarter of 2023, reflecting additional charge-offs from the Splash unsecured consumer loan program, partially offset by a provision recovery due to lower unfunded commitments at quarter end. This compares to a credit loss provision of $300,000 for the preceding quarter. A loan loss provision of $750,000 was recorded for the third quarter of 2022, which was estimated using the incurred loss method based on historical loss trends combined with qualitative adjustments.

The net interest margin decreased to 2.97% for the third quarter of 2023, from 3.25% for the prior quarter, and decreased 91 basis points compared to 3.88% for the third quarter of 2022. Decreases from both the prior quarter and the prior year are due to higher funding costs for both deposits and borrowed funds. While increases in the cost of funding are currently outpacing the growth of the yield on interest-earning assets, the Company has taken measures to combat interest rate compression. Organic loan production is augmented with higher yielding purchased loans through established relationships with loan originators. The Bank's fair value hedging agreement has boosted interest income and new loan originations are priced to account for the increasing cost of funds.

The yield on average earning assets of 5.14% for the third quarter of 2023 decreased 3 basis points compared to the second quarter of 2023 and increased 69 basis points from 4.45% for the third quarter of 2022. Higher loan rates at origination and increased yields on variable-rate loans were offset by a reclassification from interest income to noninterest income of funds recognized in the second quarter of 2023. The year-over-year increase was primarily due to higher average loan balances augmented by increases in yields, which were positively impacted by the rising rate environment and overall improvements in the mix of interest-earning assets.

The cost of average interest-bearing liabilities increased to 2.60% for the third quarter of 2023, compared to 2.33% for the second quarter of 2023, and increased from 0.73% for the third quarter of 2022. Total cost of funds increased to 2.23% for the third quarter of 2023 from 1.98% in the prior quarter and increased from 0.59% for the third quarter of 2022. Current quarter increases were due to higher costs on interest-bearing deposits and advances in addition to increases in average CD and savings balances.

The increase over the same quarter last year was driven by higher rates paid on deposits and borrowings. The Company attracted and retained funding through the use of promotional products and a focus on outbound sales efforts. The mix of retail deposit balances shifted from no or low-cost transaction accounts towards higher cost term certificate and savings products. Retail CDs represented 27.6%, 25.8% and 15.2% of retail deposits at September 30, 2023, June 30, 2023 and September 30, 2022, respectively. Average interest-bearing deposit balances increased $43.7 million, or 3.3%, to $1.38 billion for the third quarter of 2023 compared to $1.33 billion for the second quarter of 2023 and increased $153.1 million, or 12.5%, compared to $1.22 billion for the third quarter of 2022.

Selected Yields	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Loan yield	5.31%	5.38%	5.16%	5.22%	4.75%
Investment securities yield	4.18	4.09	3.93	3.71	3.21
Cost of interest-bearing deposits	2.22	1.87	1.37	0.78	0.41
Cost of total deposits	1.85	1.54	1.12	0.62	0.32
Cost of borrowed funds	4.45	4.36	3.92	3.30	2.50
Net interest spread	2.54	2.84	3.13	3.72	3.72
Net interest margin	2.97	3.25	3.46	3.96	3.88

Noninterest Income

Noninterest income increased 69.7% to $2.9 million for the third quarter of 2023 from $1.7 million for the second quarter of 2023, primarily due to a $750,000 reclassification of funds recouped on Splash charge-offs and an increase in the valuation of servicing rights on sold loans of $239,000. Noninterest income increased 24.4% from $2.3 million the same quarter one year ago, due to the Splash reclassification, offset by decreases in the servicing rights valuation, gain on sale of Small Business Administration ("SBA") loans and loan fee income. Saleable mortgage loan production continues to be hindered by reduced refinancing activity due to rising market rates on mortgage loans compared to the prior year.

Noninterest income declined $10,000 to $6.95 million for the nine months ended September 30, 2023, compared to $6.96 million for the nine months ended September 30, 2022.

Noninterest Income
$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Loan and deposit service fees	$1,068	$1,064	$1,141	1,163	$1,302
Sold loan servicing fees and servicing rights mark-to-market	98	(191)	493	202	206
Net gain on sale of loans	171	58	176	55	285
Increase in cash surrender value of bank-owned life insurance	252	190	226	230	221
Income from death benefit on bank-owned life insurance, net	—	—	—	1,489	—
Other income	1,315	590	298	229	320
Total noninterest income	$2,904	$1,711	$2,334	$3,368	$2,334

Noninterest Expense

Noninterest expense totaled $14.4 million for the third quarter of 2023, compared to $15.2 million for the preceding quarter and $15.4 million for the third quarter a year ago. Decreases in marketing, payroll tax, medical insurance, software licensing and shareholder communications during the current quarter were partially offset by losses due to fraud. The decrease in expenses compared to the third quarter of 2022 reflects a $1.1 million reduction related to Quin Ventures, Inc. ("Quin Ventures") compensation, advertising and customer acquisition costs, and occupancy expenses, as well as decreases in Bank incentive compensation paid and non-recurring compensation expense, partially offset by higher Bank professional fees and FDIC insurance premiums. The Company continues to focus on managing expenses, with a focus on controlling compensation expense, and reducing advertising and other discretionary spending.

Noninterest expense decreased 5.7% to $44.5 million for the nine months ended September 30, 2023, compared to $47.2 million for the nine months ended September 30, 2022. Compensation expense decreased $3.8 million primarily due to lower commissions, payroll taxes, and medical insurance expenses. Quin Ventures expenses included for the nine months ended September 30, 2023, totaled $320,000 compared to $3.9 million in the nine months ended September 30, 2022.

Noninterest Expense
$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Compensation and benefits	$7,795	$8,180	$7,837	$8,357	$9,045
Data processing	1,945	2,080	2,038	2,119	1,778
Occupancy and equipment	1,173	1,214	1,209	1,300	1,499
Supplies, postage, and telephone	292	435	355	333	322
Regulatory assessments and state taxes	446	424	389	372	365
Advertising	501	929	1,041	486	645
Professional fees	929	884	806	762	695
FDIC insurance premium	369	313	257	235	219
Other expense	926	758	939	1,179	807
Total noninterest expense	$14,376	$15,217	$14,871	$15,143	$15,375

Efficiency ratio	80.52%	86.01%	79.78%	67.91%	74.86%

Investment Securities

Investment securities decreased $12.6 million, or 3.9%, to $309.3 million at September 30, 2023, compared to $322.0 million three months earlier, and decreased $20.1 million compared to $329.4 million at September 30, 2022. The market value of the portfolio decreased $8.3 million during the third quarter of 2023, primarily driven by an increase in long-term interest rates. At September 30, 2023, municipal bonds totaled $94.0 million and comprised the largest portion of the investment portfolio at 30.4%. Non-agency issued mortgage-backed securities ("MBS non-agency") were the second largest segment, totaling $90.0 million, or 29.1%, of the portfolio at quarter end. Included in MBS non-agency are $58.7 million of commercial mortgaged-backed securities ("CMBS"), of which 85.6% are in "A" tranches. The majority of the remaining 14.4% are in "B" tranches with one investment in a "C" tranche. Our largest exposure is to long-term care facilities, which makes up 53.9%, or $31.7 million, of our private label CMBS securities. All of the CMBS bonds have credit enhancements that further reduce risk of loss on these investments.

The estimated average life of the securities portfolio was approximately 7.7 years, compared to 7.8 years in the prior quarter and 8.4 years in the third quarter of 2022. The effective duration of the portfolio was approximately 4.9 years, compared to 5.2 years in the prior quarter and 5.1 years at the end of the third quarter of 2022.

Investment Securities Available for Sale, at Fair Value
$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Municipal bonds	$93,995	$100,503	$101,910	$98,050	$96,130
U.S. Treasury notes	2,377	2,364	2,390	2,364	2,355
International agency issued bonds (Agency bonds)	1,703	1,717	1,745	1,702	1,683
Corporate issued debt securities (Corporate debt):
Senior positions	16,975	16,934	17,025	16,828	16,571
Subordinated bank notes	37,360	36,740	38,092	38,671	39,594
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	66,946	71,565	74,946	75,648	78,231
Non-agency issued mortgage-backed securities (MBS non-agency)	89,968	92,140	92,978	93,306	94,872
Total securities available for sale, at fair value	$309,324	$321,963	$329,086	$326,569	$329,436

Loans and Unfunded Loan Commitments

Net loans, excluding loans held for sale, decreased $2.8 million, or 0.2%, to $1.62 billion at September 30, 2023, from $1.62 billion at June 30, 2023, and increased $96.9 million, or 6.4%, from $1.52 billion one year ago. Multi-family loans increased $28.9 million during the current quarter. The increase was the result of new originations totaling $17.2 million and $13.0 million of construction loans converting into permanent amortizing loans, partially offset by scheduled payments. One-to-four family loans increased $4.4 million during the current quarter as a result of $14.9 million in residential construction loans that converted to permanent amortizing loans, partially offset by payments received. Commercial real estate increased $5.5 million during the current quarter compared to the previous quarter as originations exceeded payoffs and scheduled payments. Home equity loans also increased $5.5 million over the previous quarter due to draws on new and existing commitments. Commercial business loans decreased $28.8 million, mainly from a reduction in our Northpointe MPP participation from $23.9 million three months prior to $162,000 at the current quarter end along with repayment on existing lines of credit. Construction loans decreased $13.6 million during the quarter, with $25.4 million converting into fully amortizing loans, partially offset by draws on new and existing loans. Auto and other consumer loans decreased $5.2 million during the current quarter as payoffs and scheduled payments exceeded originations.

The Company originated $8.3 million in residential mortgages during the third quarter of 2023 and sold $9.7 million, with an average gross margin on sale of mortgage loans of approximately 2.02%. This production compares to residential mortgage originations of $10.7 million in the preceding quarter with sales of $6.4 million, with an average gross margin of 2.00%. While single-family home inventory increased in the third quarter of 2023, higher market rates on mortgage loans continued to hinder saleable mortgage loan production. We have expanded our secondary market outlets and changed our portfolio pricing in an effort to improve saleable loan production. New single-family residence construction loan commitments totaled $6.5 million in the third quarter, compared to $4.8 million in the preceding quarter.

Loans by Collateral and Unfunded Commitments
$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
One-to-four family construction	$72,991	$74,787	$65,770	$63,021	$58,038
All other construction and land	71,092	81,968	95,769	130,588	157,527
One-to-four family first mortgage	409,207	428,879	394,595	384,255	374,309
One-to-four family junior liens	12,859	11,956	9,140	8,219	7,244
One-to-four family revolving open-end	38,413	33,658	30,473	29,909	27,496
Commercial real estate, owner occupied:
Health care	22,677	23,157	23,311	23,463	23,909
Office	18,599	18,797	22,246	22,583	23,002
Warehouse	14,890	15,158	16,782	20,411	18,479
Other	57,414	60,054	52,212	47,778	38,282
Commercial real estate, non-owner occupied:
Office	53,879	54,926	58,711	59,216	60,655
Retail	51,466	51,824	52,175	54,800	53,186
Hospitality	61,339	53,416	45,978	46,349	44,359
Other	96,083	90,870	93,207	89,047	98,386
Multi-family residential	325,338	296,398	284,699	252,765	242,509
Commercial business loans	75,068	80,079	80,825	73,963	69,626
Commercial agriculture and fishing loans	4,437	7,844	1,829	1,847	938
State and political subdivision obligations	439	439	439	439	472
Consumer automobile loans	134,695	137,860	136,540	136,213	134,221
Consumer loans secured by other assets	113,685	115,646	114,343	102,333	104,272
Consumer loans unsecured	407	444	420	352	481
Total loans	$1,634,978	$1,638,160	$1,579,464	$1,547,551	$1,537,391

Unfunded loan commitments	$154,722	$168,668	$202,720	$225,836	$231,208

Deposits

Total deposits increased $4.6 million, to $1.66 billion at September 30, 2023, compared to $1.65 billion at June 30, 2023, and increased $52.5 million, or 3.3%, compared to $1.61 billion one year ago. Increases in consumer CDs of $27.7 million, business money market account balances of $12.1 million, business CD balances of $4.0 million, and consumer savings account balances of $2.1 million, were offset by decreases in consumer money market account balances of $13.7 million, brokered CDs of $10.0 million, business savings account balances of $9.2 million, business demand account balances of $7.3 million, public fund CDs of $1.0 million, and consumer demand account balances of $741,000 during the third quarter of 2023. Decreases in certain categories were driven by customers seeking higher rates and spending of excess savings accumulated in 2020 and 2021. The current rate environment has contributed to greater competition for deposits with additional deposit rate specials offered to attract new funds.

The Company estimates that 23% of total deposit balances were uninsured at September 30, 2023. Approximately 15% of total deposits were uninsured business and consumer deposits with the remaining 8% consisting of uninsured public fund balances totaling $123.9 million. Uninsured public fund balances are fully collateralized. The Bank holds an FHLB letter of credit as part of our participation in the Washington Public Deposit Protection Commission program which covers $104.7 million of related deposit balances. The remaining $19.2 million is fully covered through pledged securities. Consumer deposits make up 61% of total deposits with an average balance of approximately $24,000 per account.

Deposits
$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Noninterest-bearing demand deposits	$269,800	$280,475	$292,119	$315,083	$342,808
Interest-bearing demand deposits	182,361	179,029	189,187	193,558	192,504
Money market accounts	372,706	374,269	402,760	473,009	519,018
Savings accounts	253,182	260,279	242,117	200,920	196,780
Certificates of deposit, retail	410,136	379,484	333,510	247,824	224,574
Certificates of deposit, brokered	169,577	179,586	134,515	133,861	129,551
Total deposits	$1,657,762	$1,653,122	$1,594,208	$1,564,255	$1,605,235

Public fund and tribal deposits included in total deposits	$128,627	$130,974	$119,969	$103,662	$113,690
Total loans to total deposits	99%	99%	99%	99%	96%

Deposit Mix	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Noninterest-bearing demand deposits	16.3%	17.0%	18.3%	20.1%	21.4%
Interest-bearing demand deposits	11.0	10.8	11.9	12.4	12.0
Money market accounts	22.5	22.6	25.3	30.3	32.2
Savings accounts	15.3	15.7	15.2	12.8	12.3
Certificates of deposit, retail	24.7	23.0	20.9	15.8	14.0
Certificates of deposit, brokered	10.2	10.9	8.4	8.6	8.1

Cost of Deposits for the Quarter Ended	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Interest-bearing demand deposits	0.46%	0.45%	0.42%	0.17%	0.03%
Money market accounts	1.22	0.99	0.73	0.49	0.33
Savings accounts	1.42	1.22	0.70	0.17	0.05
Certificates of deposit, retail	3.52	3.25	2.59	1.65	1.05
Certificates of deposit, brokered	4.31	3.44	2.99	2.15	1.08
Cost of total deposits	1.85	1.54	1.12	0.62	0.32

Asset Quality

Nonperforming loans were $2.4 million at September 30, 2023, a decrease of $180,000 from June 30, 2023, related to decreased delinquencies in Triad purchased manufactured home loans and home equity lines of credit, partially offset by a newly delinquent single-family residential loan and a Woodside auto loan. The percentage of the allowance for credit losses on loans to nonperforming loans increased to 714% at September 30, 2023, from 677% at June 30, 2023, and from 463% at September 30, 2022. Classified loans increased $245,000 to $23.0 million at September 30, 2023, due to the downgrades of a $119,000 commercial business loan, a $110,00 home equity loan and $196,000 in additional funds disbursed on a substandard commercial construction loan during the third quarter.

The allowance for credit losses on loans as a percentage of total loans was 1.04% at September 30, 2023, decreasing from 1.06% at the prior quarter end and from 1.06% reported one year earlier. The current quarter 2 basis point decrease can be attributed to changes in the loan mix with a shift in balances to amortizing loans, which carry lower reserve estimates, and a decrease in the qualitative factor adjustment applied to Woodside auto loans. The decrease in reserve calculation for the allowance for credit losses on loans was offset by net charge-offs.

$ in thousands	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Allowance for credit losses on loans to total loans	1.04%	1.06%	1.10%	1.04%	1.06%
Allowance for credit losses on loans to nonperforming loans	714	677	661	900	463
Nonperforming loans to total loans	0.15	0.16	0.17	0.12	0.22
Net charge-off ratio (annualized)	0.30	0.10	0.25	0.11	0.06

Total nonperforming loans	$2,374	$2,554	$2,633	$1,790	$3,517
Reserve for unfunded commitments	$828	$1,336	$1,336	$325	$331

Capital

Total shareholders’ equity decreased to $156.1 million at September 30, 2023, compared to $159.6 million three months earlier, due to a decrease in the fair market value of the available-for-sale investment securities portfolio, net of taxes, of $6.5 million, dividends declared of $675,000 and share repurchases totaling $12,000, partially offset by net income of $2.5 million and a $727,000 increase in the fair market value of derivatives, net of taxes. Bond values continue to be impacted by the higher rate environment.

Tangible book value per common share* was $16.03 at September 30, 2023, compared to $16.39 at June 30, 2023, and $15.50 at September 30, 2022. Book value per common share was $16.20 at September 30, 2023, compared to $16.56 at June 30, 2023, and $15.69 at September 30, 2022.

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2023. Common Equity Tier 1 and Total Risk-Based Capital Ratios at September 30, 2023, were 13.4% and 14.4%, respectively.

	3Q 23	2Q 23	1Q 23	4Q 22	3Q 22
Equity to total assets	7.25%	7.38%	7.38%	7.75%	7.49%
Tangible common equity ratio *	7.17	7.31	7.30	7.67	7.40
Capital ratios (First Fed Bank):
Tier 1 leverage	10.12	10.16	10.41	10.41	10.50
Common equity Tier 1 capital	13.43	13.10	13.34	13.40	13.13
Tier 1 risk-based	13.43	13.10	13.34	13.40	13.13
Total risk-based	14.38	14.08	14.35	14.42	14.16

Share Repurchase Program and Cash Dividend

First Northwest continued to return capital to our shareholders through cash dividends and share repurchases during the third quarter of 2023. We repurchased 1,073 shares of common stock under the Company's October 2020 stock repurchase plan at an average price of $11.10 per share for a total of $12,000 during the quarter ended September 30, 2023, leaving 226,337 shares remaining under the plan. In addition, the Company paid cash dividends totaling $671,000 in the third quarter of 2023.

* See reconciliation of Non-GAAP Financial Measures later in this release.

Awards/Recognition

The Company received several accolades as a leader in the community in the last year.

In October 2023, the First Fed team was honored to bring home the Gold for Best Bank in the Best of the Northwest survey hosted by Bellingham Alive for the second year in a row.
In September 2023, the First Fed team was recognized in the 2023 Best of Olympic Peninsula surveys, winning Best Bank and Best Financial Advisor in Clallam County. First Fed was also a finalist for Best Bank in Jefferson County, Best Employer in Kitsap County, and Best Bank and Best Financial Institution in Bainbridge.
In June 2023, First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted for two years in row by each company’s own employees.
In May 2023, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees last year. First Fed was ranked #1 in the medium-sized company category in 2023 and was ranked #3 in the same category in 2022.

In March 2023, First Fed won “Best Bank” in Cascadia Daily News 2023 Readers' Choice. It was the first year that First Fed had participated in this Whatcom County poll.
First Fed has been rated a 5-star bank by Bauer Financial, a leading independent bank and credit union rating and research firm. This top rating indicates that First Fed is one of the strongest banks in the nation based on capital, loan quality and other detailed performance criteria.

About the Company

First Northwest Bancorp (Nasdaq: FNWB) is a financial holding company engaged in investment activities including the business of its subsidiary, First Fed Bank. First Fed is a Pacific Northwest-based financial institution which has served its customers and communities since 1923. Currently First Fed has 16 locations in Washington state including 12 full-service branches. First Fed’s business and operating strategy is focused on building sustainable earnings by delivering a full array of financial products and services for individuals, small businesses, non-profit organizations, and commercial customers. In 2022, First Northwest made an investment in The Meriwether Group, LLC, a boutique investment banking and accelerator firm. Additionally, First Northwest focuses on strategic partnerships to provide modern financial services such as digital payments and marketplace lending. First Northwest Bancorp was incorporated in 2012 and completed its initial public offering in 2015 under the ticker symbol FNWB. The Company is headquartered in Port Angeles, Washington.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; pressures on liquidity, including as a result of withdrawals of deposits or declines in the value of our investment portfolio; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC"),which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

For More Information Contact:

Matthew P. Deines, President and Chief Executive Officer

Geri Bullard, EVP, Chief Financial Officer and Chief Operating Officer

IRGroup@ourfirstfed.com

360-457-0461

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	September 30, 2023	June 30, 2023	September 30, 2022	Three Month Change	One Year Change
ASSETS
Cash and due from banks	$20,609	$19,294	$22,784	6.8%	-9.5%
Interest-earning deposits in banks	63,277	59,008	80,879	7.2	-21.8
Investment securities available for sale, at fair value	309,324	321,963	329,436	-3.9	-6.1
Loans held for sale	689	2,049	263	-66.4	162.0
Loans receivable (net of allowance for credit losses on loans $16,945, $17,297, and $16,273)	1,618,033	1,620,863	1,521,118	-0.2	6.4
Federal Home Loan Bank (FHLB) stock, at cost	12,621	12,621	11,961	0.0	5.5
Accrued interest receivable	8,093	7,480	6,655	8.2	21.6
Premises and equipment, net	17,954	18,140	20,841	-1.0	-13.9
Servicing rights on sold loans, at fair value	3,729	3,825	3,872	-2.5	-3.7
Bank-owned life insurance, net	40,318	40,066	40,003	0.6	0.8
Equity and partnership investments	14,623	14,569	13,990	0.4	4.5
Goodwill and other intangible assets, net	1,087	1,087	1,173	0.0	-7.3
Deferred tax asset, net	16,611	15,031	12,689	10.5	30.9
Prepaid expenses and other assets	26,577	26,882	25,777	-1.1	3.1
Total assets	$2,153,545	$2,162,878	$2,091,441	-0.4%	3.0%

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	$1,657,762	$1,653,122	$1,605,235	0.3%	3.3%
Borrowings	300,416	303,397	292,338	-1.0	2.8
Accrued interest payable	2,276	1,367	105	66.5	2,067.6
Accrued expenses and other liabilities	34,651	44,286	34,940	-21.8	-0.8
Advances from borrowers for taxes and insurance	2,375	1,149	2,224	106.7	6.8
Total liabilities	1,997,480	2,003,321	1,934,842	-0.3	3.2

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 9,630,735 at September 30, 2023; issued and outstanding 9,633,496 at June 30, 2023; and issued and outstanding 9,978,041 at September 30, 2022	96	96	100	0.0	-4.0
Additional paid-in capital	95,658	95,360	97,924	0.3	-2.3
Retained earnings	113,579	111,750	110,107	1.6	3.2
Accumulated other comprehensive loss, net of tax	(45,850)	(40,066)	(41,023)	-14.4	-11.8
Unearned employee stock ownership plan (ESOP) shares	(7,418)	(7,583)	(8,077)	2.2	8.2
Total parent's shareholders' equity	156,065	159,557	159,031	-2.2	-1.9
Noncontrolling interest in Quin Ventures, Inc.	—	—	(2,432)	n/a	100.0
Total shareholders' equity	156,065	159,557	156,599	-2.2	-0.3
Total liabilities and shareholders' equity	$2,153,545	$2,162,878	$2,091,441	-0.4%	3.0%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	September 30, 2023	June 30, 2023	September 30, 2022	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$21,728	$21,299	$17,778	2.0%	22.2%
Interest on investment securities	3,368	3,336	2,817	1.0	19.6
Interest on deposits in banks	524	617	118	-15.1	344.1
FHLB dividends	214	222	142	-3.6	50.7
Total interest income	25,834	25,474	20,855	1.4	23.9
INTEREST EXPENSE
Deposits	7,699	6,209	1,251	24.0	515.4
Borrowings	3,185	3,283	1,400	-3.0	127.5
Total interest expense	10,884	9,492	2,651	14.7	310.6
Net interest income	14,950	15,982	18,204	-6.5	-17.9
Provision for credit losses	371	300	750	23.7	-50.5
Net interest income after provision for credit losses	14,579	15,682	17,454	-7.0	-16.5
NONINTEREST INCOME
Loan and deposit service fees	1,068	1,064	1,302	0.4	-18.0
Sold loan servicing fees and servicing rights mark-to-market	98	(191)	206	151.3	-52.4
Net gain on sale of loans	171	58	285	194.8	-40.0
Increase in cash surrender value of bank-owned life insurance	252	190	221	32.6	14.0
Other income	1,315	590	320	122.9	310.9
Total noninterest income	2,904	1,711	2,334	69.7	24.4
NONINTEREST EXPENSE
Compensation and benefits	7,795	8,180	9,045	-4.7	-13.8
Data processing	1,945	2,080	1,778	-6.5	9.4
Occupancy and equipment	1,173	1,214	1,499	-3.4	-21.7
Supplies, postage, and telephone	292	435	322	-32.9	-9.3
Regulatory assessments and state taxes	446	424	365	5.2	22.2
Advertising	501	929	645	-46.1	-22.3
Professional fees	929	884	695	5.1	33.7
FDIC insurance premium	369	313	219	17.9	68.5
Other expense	926	758	807	22.2	14.7
Total noninterest expense	14,376	15,217	15,375	-5.5	-6.5
Income before provision for income taxes	3,107	2,176	4,413	42.8	-29.6
Provision for income taxes	603	475	818	26.9	-26.3
Net income	2,504	1,701	3,595	47.2	-30.3
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	—	75	696	-100.0	-100.0
Net income attributable to parent	$2,504	$1,776	$4,291	41.0%	-41.6%

Basic and diluted earnings per common share	$0.28	$0.20	$0.47	40.0%	-40.4%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2023	2022	Change
INTEREST INCOME
Interest and fees on loans receivable	$62,531	$48,395	29.2%
Interest on investment securities	9,886	7,807	26.6
Interest on deposits in banks	1,545	202	664.9
FHLB dividends	628	313	100.6
Total interest income	74,590	56,717	31.5
INTEREST EXPENSE
Deposits	18,261	2,764	560.7
Borrowings	9,092	3,020	201.1
Total interest expense	27,353	5,784	372.9
Net interest income	47,237	50,933	-7.3
Provision for credit losses	171	1,250	-86.3
Net interest income after provision for credit losses	47,066	49,683	-5.3
NONINTEREST INCOME
Loan and deposit service fees	3,273	3,566	-8.2
Sold loan servicing fees and servicing rights mark-to-market	400	665	-39.8
Net gain on sale of loans	405	769	-47.3
Net gain on sale of investment securities	—	118	-100.0
Increase in cash surrender value of bank-owned life insurance	668	686	-2.6
Other income	2,203	1,155	90.7
Total noninterest income	6,949	6,959	-0.1
NONINTEREST EXPENSE
Compensation and benefits	23,812	27,583	-13.7
Data processing	6,063	5,420	11.9
Occupancy and equipment	3,596	4,098	-12.2
Supplies, postage, and telephone	1,082	1,043	3.7
Regulatory assessments and state taxes	1,259	1,167	7.9
Advertising	2,471	2,802	-11.8
Professional fees	2,619	1,883	39.1
FDIC insurance premium	939	653	43.8
Other	2,623	2,520	4.1
Total noninterest expense	44,464	47,169	-5.7
Income before provision for income taxes	9,551	9,473	0.8
Provision for income taxes	1,903	1,839	3.5
Net income	7,648	7,634	0.2
Net loss attributable to noncontrolling interest in Quin Ventures, Inc.	160	1,951	-91.8
Net income attributable to parent	$7,808	$9,585	-18.5%

Basic and diluted earnings per common share	$0.87	$1.04	-16.3%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Performance ratios: (1)
Return on average assets	0.46%	0.34%	0.70%	1.18%	0.85%
Return on average equity	6.17	4.41	8.98	15.26	10.12
Average interest rate spread	2.54	2.84	3.14	3.72	3.72
Net interest margin (2)	2.97	3.25	3.46	3.96	3.88
Efficiency ratio (3)	80.5	86.0	79.8	67.9	74.9
Equity to total assets	7.25	7.38	7.38	7.75	7.49
Average interest-earning assets to average interest-bearing liabilities	120.0	120.7	122.4	124.8	128.6
Book value per common share	$16.20	$16.56	$16.57	$16.31	$15.69

Tangible performance ratios:
Tangible assets (4)	$2,151,849	$2,161,235	$2,170,202	$2,040,267	$2,089,454
Tangible common equity (4)	154,369	157,914	158,444	156,479	154,612
Tangible common equity ratio (4)	7.17%	7.31%	7.30%	7.67%	7.40%
Return on tangible common equity (4)	6.23	4.47	9.08	15.45	10.23
Tangible book value per common share (4)	$16.03	$16.39	$16.38	$16.13	$15.50

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.11%	0.12%	0.12%	0.09%	0.17%
Nonperforming loans to total loans (6)	0.15	0.16	0.17	0.12	0.22
Allowance for credit losses on loans to nonperforming loans (6)	713.77	677.25	660.69	900.34	462.70
Allowance for credit losses on loans to total loans	1.04	1.06	1.10	1.04	1.06
Annualized net charge-offs to average outstanding loans	0.30	0.10	0.25	0.11	0.06

Capital ratios (First Fed Bank):
Tier 1 leverage	10.1%	10.2%	10.4%	10.4%	10.5%
Common equity Tier 1 capital	13.4	13.1	13.3	13.4	13.1
Tier 1 risk-based	13.4	13.1	13.3	13.4	13.1
Total risk-based	14.4	14.1	14.4	14.4	14.2

Other Information:
Average total assets	$2,139,734	$2,118,014	$2,050,210	$2,039,016	$1,996,765
Average total loans	1,641,206	1,605,133	1,552,299	1,554,276	1,500,508
Average interest-earning assets	1,994,251	1,975,384	1,909,271	1,895,799	1,859,396
Average noninterest-bearing deposits	276,294	282,514	294,235	326,450	342,944
Average interest-bearing deposits	1,377,734	1,333,943	1,288,429	1,243,185	1,224,548
Average interest-bearing liabilities	1,661,996	1,636,188	1,559,983	1,519,106	1,446,428
Average equity	160,994	161,387	159,319	157,590	168,264
Average common shares -- basic	8,906,526	8,914,355	8,911,294	9,069,493	9,093,821
Average common shares -- diluted	8,934,882	8,931,386	8,939,601	9,106,453	9,138,123

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Nine Months Ended September 30,
	2023	2022
Performance ratios: (1)
Return on average assets	0.50%	0.66%
Return on average equity	6.50	7.24
Average interest rate spread	2.83	3.61
Net interest margin (2)	3.22	3.73
Efficiency ratio (3)	82.1	81.5
Equity to total assets	7.25	7.49
Average interest-earning assets to average interest-bearing liabilities	121.0	130.2
Book value per common share	$16.20	$15.69

Tangible performance ratios:
Tangible assets (4)	$2,151,849	$2,089,454
Tangible common equity (4)	154,369	154,612
Tangible common equity ratio (4)	7.17%	7.40%
Return on tangible common equity (4)	6.57	7.33
Tangible book value per common share (4)	$16.03	$15.50

Asset quality ratios:
Nonperforming assets to total assets at end of period (5)	0.11%	0.17%
Nonperforming loans to total loans (6)	0.15	0.22
Allowance for credit losses on loans to nonperforming loans (6)	713.77	462.70
Allowance for credit losses on loans to total loans	1.04	1.06
Annualized net charge-offs to average outstanding loans	0.22	0.02

Capital ratios (First Fed Bank):
Tier 1 leverage	10.1%	10.5%
Common equity Tier 1 capital	13.4	13.1
Tier 1 risk-based	13.4	13.1
Total risk-based	14.4	14.2

Other Information:
Average total assets	$2,102,980	$1,953,738
Average total loans	1,599,872	1,434,178
Average interest-earning assets	1,959,946	1,824,734
Average noninterest-bearing deposits	284,282	338,745
Average interest-bearing deposits	1,333,696	1,223,265
Average interest-bearing liabilities	1,619,763	1,401,036
Average equity	160,573	177,023
Average common shares -- basic	8,910,391	9,086,229
Average common shares -- diluted	8,930,404	9,155,813

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	See reconciliation of Non-GAAP Financial Measures later in this release.
(5)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(6)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	September 30, 2023	June 30, 2023	September 30, 2022	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$45	$54	$130	$(9)	$(85)
Northpointe Bank MPP	162	23,904	—	(23,742)	162
Secured lines of credit	35,833	38,355	14,982	(2,522)	20,851
Unsecured lines of credit	919	1,231	1,479	(312)	(560)
SBA loans	9,149	9,038	6,975	111	2,174
Other commercial business loans	55,272	57,551	47,599	(2,279)	7,673
Total commercial business loans	$101,380	$130,133	$71,165	$(28,753)	$30,215

Auto and other consumer loans breakout
Triad Manufactured Home loans	$90,230	$90,792	$79,353	$(562)	$10,877
Woodside auto loans	124,833	125,948	112,944	(1,115)	11,889
First Help auto loans	5,079	5,602	5,912	(523)	(833)
Other auto loans	5,022	6,188	10,229	(1,166)	(5,207)
Other consumer loans	23,622	25,420	30,541	(1,798)	(6,919)
Total auto and other consumer loans	$248,786	$253,950	$238,979	$(5,164)	$9,807

Construction and land loans breakout
1-4 Family construction	$63,371	$65,025	$71,758	$(1,654)	$(8,387)
Multifamily construction	54,318	58,070	99,153	(3,752)	(44,835)
Acquisition-renovation	—	7,266	18,761	(7,266)	(18,761)
Nonresidential construction	18,746	19,033	16,034	(287)	2,712
Land and development	6,999	7,666	10,172	(667)	(3,173)
Total construction and land loans	$143,434	$157,060	$215,878	$(13,626)	$(72,444)

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains financial measures that are not defined in generally accepted accounting principles ("GAAP"). Non-GAAP measures are presented where management believes the information will help investors understand the Company’s results of operations or financial position and assess trends. Where non-GAAP financial measures are used, the comparable GAAP financial measure is also provided. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of the GAAP and non-GAAP measures are presented below.

Calculation of Total Revenue:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(Dollars in thousands)
Net interest income	$14,950	$15,982	$16,305	$18,930	$18,204
Noninterest income	2,904	1,711	2,334	3,368	2,334
Total revenue, net of interest expense (1)	$17,854	$17,693	$18,639	$22,298	$20,538
(1) We believe this non-GAAP metric provides an important measure with which to analyze and evaluate income available for noninterest expenses.

Calculations Based on Tangible Common Equity:

	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$156,065	$159,557	$160,336	$158,282	$156,599
Less: Goodwill and other intangible assets	1,087	1,087	1,088	1,089	1,173
Disallowed non-mortgage loan servicing rights	609	556	804	714	814
Total tangible common equity	$154,369	$157,914	$158,444	$156,479	$154,612

Total assets	$2,153,545	$2,162,878	$2,172,094	$2,042,070	$2,091,441
Less: Goodwill and other intangible assets	1,087	1,087	1,088	1,089	1,173
Disallowed non-mortgage loan servicing rights	609	556	804	714	814
Total tangible assets	$2,151,849	$2,161,235	$2,170,202	$2,040,267	$2,089,454

Average shareholders' equity	$160,994	$161,387	$159,319	$157,590	$168,264
Less: Average goodwill and other intangible assets	1,087	1,088	1,089	1,171	1,175
Average disallowed non-mortgage loan servicing rights	557	801	715	813	755
Total average tangible common equity	$159,350	$159,498	$157,515	$155,606	$166,334

Tangible common equity ratio (1)	7.17%	7.31%	7.30%	7.67%	7.40%
Net income	$2,504	$1,776	$3,528	$6,060	$4,291
Return on tangible common equity (1)	6.23%	4.47%	9.08%	15.45%	10.23%
Common shares outstanding	9,630,735	9,633,496	9,674,055	9,703,581	9,978,041
Tangible book value per common share (1)	$16.03	$16.39	$16.38	$16.13	$15.50
GAAP Ratios:
Equity to total assets	7.25%	7.38%	7.38%	7.75%	7.49%
Return on average equity	6.17%	4.41%	8.98%	15.26%	10.12%
Book value per common share	$16.20	$16.56	$16.57	$16.31	$15.69
(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

	September 30, 2023	September 30, 2022
	(Dollars in thousands, except per share data)
Total shareholders' equity	$156,065	$156,599
Less: Goodwill and other intangible assets	1,087	1,173
Disallowed non-mortgage loan servicing rights	609	814
Total tangible common equity	$154,369	$154,612

Total assets	$2,153,545	$2,091,441
Less: Goodwill and other intangible assets	1,087	1,173
Disallowed non-mortgage loan servicing rights	609	814
Total tangible assets	$2,151,849	$2,089,454

Average shareholders' equity	$160,573	$177,023
Less: Average goodwill and other intangible assets	1,088	1,179
Average disallowed non-mortgage loan servicing rights	690	1,026
Total average tangible common equity	$158,795	$174,818

Tangible common equity ratio (1)	7.17%	7.40%
Net income	$7,808	$9,585
Return on tangible common equity (1)	6.57%	7.33%
Common shares outstanding	9,630,735	9,978,041
Tangible book value per common share (1)	$16.03	$15.50
GAAP Ratios:
Equity to total assets	7.25%	7.49%
Return on average equity	6.50%	7.24%
Book value per common share	$16.20	$15.69

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.